EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1996 Non-Qualified Employee Share Purchase Plan of Equity Residential for the registration of 5,000,000 common shares of beneficial interest, of our report dated February 4, 2003, with respect to the consolidated financial statements and schedule of Equity Residential included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
July 18, 2003